EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements:
(1)Registration Statement (Form S-8 No. 333-168503) pertaining to the 2010 Incentive Plan of EMCOR Group, Inc., and
(2)Registration Statement (Form S-8 No. 333-186926) pertaining to the EMCOR Group, Inc. Voluntary Deferral Plan;
of our reports dated February 26, 2025, with respect to the consolidated financial statements of EMCOR Group, Inc. and subsidiaries, and the effectiveness of internal control over financial reporting of EMCOR Group, Inc. and subsidiaries, included in this Annual Report (Form 10-K) of EMCOR Group, Inc. for the year ended December 31, 2024.

/s/ Ernst & Young LLP

Stamford, Connecticut
February 26, 2025